MAA

Fourth Quarter and Full Year 2023

Earnings Release Supplemental Data

www.maac.com

TABLE OF CONTENTS
Earnings Release	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
Multifamily Same Store Portfolio NOI Contribution Percentage	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline	S-8
2023 Acquisition Activity/2023 Disposition Activity	S-9
Debt and Debt Covenants as of December 31, 2023	S-9
2024 Guidance/Reconciliation of Full Year 2023 per Diluted Share Results Compared to Full Year 2024 per Diluted Share Guidance	S-11
Reconciliation of Earnings per Diluted Common Share to Core FFO and Core AFFO per Diluted Share for 2024 Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-12

EARNINGS RELEASE

MAA REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

GERMANTOWN, TN, February 7, 2024/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended December 31, 2023.

Fourth Quarter 2023 Operating Results	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Earnings per common share - diluted	$1.37	$1.67	$4.71	$5.48

Funds from operations (FFO) per Share - diluted	$2.53	$2.12	$9.39	$8.20

Core FFO per Share - diluted	$2.32	$2.32	$9.17	$8.50

A reconciliation of FFO and Core FFO to Net income available for MAA common shareholders, and discussion of the components of FFO and Core FFO, can be found later in this release. FFO per Share – diluted and Core FFO per Share – diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “Core FFO performance for the fourth quarter was ahead of expectations. Stable employment conditions, continued positive migration trends, and historically low resident move-outs continue to drive solid demand. As expected, the delivery of new apartment supply is currently impacting rent growth performance and will likely persist through the summer leasing season. We expect that the volume of new apartment deliveries will start to decline in late 2024, setting the stage for improved rent growth. We are encouraged by the stable demand trends and are optimistic about the longer-term outlook for rent growth and higher values. Compared to a year ago, we start 2024 with more certainty about the direction of interest rates, clear evidence that new supply trends are set to moderate, and a healthy demand for apartment housing across our markets. We are well positioned to continue working through the current new supply pipeline, as well as pursue new growth opportunities that are emerging.”

Highlights

•
During the fourth quarter of 2023, MAA’s Same Store Portfolio produced growth in revenues of 2.1%, as compared to the same period in the prior year, with Average Effective Rent per Unit up 2.2% while capturing strong Average Physical Occupancy of 95.5%.
•
During the fourth quarter of 2023, MAA’s Same Store Portfolio property operating expense and Net Operating Income (NOI) increased by 5.9% and 0.1%, respectively, as compared to the same period in the prior year.
•
As of December 31, 2023, resident turnover remained low at 44.9% on a trailing twelve month basis driven by historically low levels of move-outs associated with buying single family-homes.
•
During the fourth quarter of 2023, MAA acquired two newly built multifamily apartment communities in initial lease-up, a 323-unit property located in the Phoenix, Arizona market and a 352-unit property located in the Charlotte, North Carolina market.
•
As of the end of the fourth quarter of 2023, MAA had five communities under development, representing 1,970 units once complete, with a projected total cost of $647.3 million and an estimated $255.6 million remaining to be funded.
•
As of the end of the fourth quarter of 2023, MAA had one recently completed development community and the two communities acquired during the fourth quarter of 2023 in lease-up. Two communities are expected to stabilize in the third quarter of 2024, and one is expected to stabilize in the fourth quarter of 2024.
•
During the fourth quarter of 2023, MAA completed the lease-up of MAA Windmill Hill, located in the Austin, TX market.
•
MAA completed the redevelopment of 1,394 apartment homes during the fourth quarter of 2023, capturing average rental rate increases of approximately 6% above non-renovated units.
•
Subsequent to the end of the fourth quarter of 2023, MAA's operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), issued $350.0 million of 10-year unsecured senior notes at a coupon of 5.000% and an issue price of 99.019%.
•
MAA’s balance sheet remains strong with a Net Debt/Adjusted EBITDAre ratio of 3.6x and $791.8 million of combined cash and available capacity under MAALP’s unsecured revolving credit facility as of December 31, 2023.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year. Same Store Portfolio results for the three and twelve months ended December 31, 2023 as compared to the same period in the prior year are summarized below:

	Three months ended December 31, 2023 vs. 2022				Twelve months ended December 31, 2023 vs. 2022
	Revenues	Expenses	NOI	Average Effective Rent per Unit	Revenues	Expenses	NOI	Average Effective Rent per Unit
Same Store Operating Growth	2.1%	5.9%	0.1%	2.2%	6.2%	6.5%	6.0%	7.0%

A reconciliation of NOI, including Same Store NOI, to Net income available for MAA common shareholders, and discussion of the components of NOI, can be found later in this release.

Same Store Portfolio operating statistics for the three and twelve months ended December 31, 2023, which were in line with prior guidance expectations, are summarized below:

	Three months ended December 31, 2023		Twelve months ended December 31, 2023		December 31, 2023
	Average Effective Rent per Unit	Average Physical Occupancy	Average Effective Rent per Unit	Average Physical Occupancy	Resident Turnover
Same Store Operating Statistics	$1,685	95.5%	$1,676	95.6%	44.9%

Same Store Portfolio lease pricing for new leases that were effective during the fourth quarter of 2023 was impacted by new supply pressures and typical fourth quarter seasonal factors. While new lease pricing declined 7.0% during the fourth quarter of 2023, the increase in renewal lease pricing remained steady, increasing 4.8% which produced a decrease of 1.6% for both new and renewing lease pricing on a blended basis. As expected, new lease pricing in January 2024 improved and renewal lease pricing held consistent, resulting in a decrease of 0.3% for both new and renewing lease pricing on a blended basis for leases that were effective during January 2024.

Same Store Portfolio lease pricing for both new and renewing leases effective during the year ended December 31, 2023, on a blended basis, increased 2.1% as compared to the prior lease, driven by a 6.1% increase for renewing leases, partially offset by a 1.9% decrease for leases to new move-in residents.

Acquisition Activity

In October 2023, MAA acquired a 323-unit multifamily community currently in lease-up and located in the Phoenix, Arizona market for approximately $103 million. In November 2023, MAA acquired a 352-unit multifamily community currently in lease-up and located in the Charlotte, North Carolina market for approximately $107 million.

During the fourth quarter of 2023, MAA also acquired a half-acre land parcel that is part of our current multifamily development property, MAA Nixie, in the Raleigh, North Carolina market.

Development and Lease-up Activity

A summary of MAA’s development communities under construction as of the end of the fourth quarter of 2023 is set forth below (dollars in thousands):

	Units as of			Development Costs as of			Expected Project
Total	December 31, 2023			December 31, 2023			Completions By Year
Development				Expected	Spend	Expected
Projects (1)	Total	Delivered	Leased	Total	to Date	Remaining	2024	2025
5	1,970	202	150	$647,250	$391,610	$255,640	3	2
(1)
Three of the development projects are currently leasing.

During the fourth quarter of 2023, MAA funded $48.0 million of costs for current and planned projects, including predevelopment activities. MAA expects to begin four to six multifamily development projects over the next 18 to 24 months.

A summary of the total units, physical occupancy and cost of MAA’s lease-up communities as of the end of the fourth quarter of 2023 is set forth below (dollars in thousands):

Total	As of December 31, 2023
Lease-Up	Total	Physical	Spend
Projects (1)	Units	Occupancy	to Date
3	1,015	69.0%	$298,207
(1)
Two of the lease-up projects are expected to stabilize in the third quarter of 2024, and one is expected to stabilize in the fourth quarter of 2024.

The current expected average stabilized NOI yield on the four in progress or recently completed internally developed communities currently leasing is 6.5%.

During the fourth quarter of 2023, MAA completed the lease-up of MAA Windmill Hill, located in the Austin, TX market.

Property Redevelopment and Repositioning Activity

A summary of MAA’s interior redevelopment program and Smart Home technology initiative as of the end of the fourth quarter of 2023 is set forth below:

	As of December 31, 2023
	Units	Units	Average Cost	Increase in Average
	Completed	Completed	per Unit	Effective Rent per Unit
	QTD	YTD	YTD	YTD
Redevelopment	1,394	6,858	$6,453	$98

Smart Home	216	21,159	$1,533	$20	(1)
(1)
Projected increase upon lease renewal, opt in or unit turnover.

As of December 31, 2023, MAA had completed installation of Smart Home technology (unit entry locks, mobile control of lights and thermostat and leak monitoring) in over 93,000 units across its apartment community portfolio since the initiative began during the first quarter of 2019.

During the fourth quarter of 2023, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities resulting in higher and above market rent growth. The five projects started in 2022 and completed during the year ended December 31, 2023 are expected to deliver yields on cost averaging 8%. For the year ended December 31, 2023, MAA spent $17.0 million on this program. As of December 31, 2023, for all projects completed and either fully or partially repriced, MAA has captured yields on cost averaging approximately 14%. An additional six projects will begin in the first half of 2024.

Capital Expenditures

A summary of MAA’s capital expenditures and Funds Available for Distribution (FAD) for the three and twelve months ended December 31, 2023 and 2022 is set forth below (dollars in millions, except per Share data):

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Core FFO attributable to common shareholders and unitholders	$277.8	$274.7	$1,098.1	$1,008.2
Recurring capital expenditures	(26.4)	(13.9)	(111.7)	(98.2)
Core adjusted FFO (Core AFFO) attributable to common shareholders and unitholders	251.4	260.8	986.4	910.0
Redevelopment, revenue enhancing, commercial and other capital expenditures	(52.1)	(61.9)	(208.4)	(194.9)
FAD attributable to common shareholders and unitholders	$199.3	$198.9	$778.0	$715.1

Core FFO per Share - diluted	$2.32	$2.32	$9.17	$8.50
Core AFFO per Share - diluted	$2.10	$2.20	$8.24	$7.67

A reconciliation of FFO, Core FFO, Core AFFO and FAD to Net income available for MAA common shareholders, and discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Balance Sheet and Financing Activities

As of December 31, 2023, MAA had $791.8 million of combined cash and available capacity under MAALP’s unsecured revolving credit facility.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the fourth quarter of 2023 were $167.8 million, as compared to $148.3 million for the same period in the prior year.

In January 2024, MAALP publicly issued $350 million of unsecured senior notes due March 2034 with a coupon rate of 5.000% per annum, and at an issue price of 99.019%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2024. The proceeds from the sale of the notes were used to repay borrowings on our commercial paper program. The notes have an effective interest rate of 5.123%.

Balance sheet highlights as of December 31, 2023 are summarized below (dollars in billions):

Total debt to adjusted total assets (1)	Net Debt/Adjusted EBITDAre (2)	Total debt outstanding	Average effective interest rate	Fixed rate debt as a % of total debt	Total debt average years to maturity
27.8%	3.6x	$4.5	3.6%	89.1%	6.8
(1)
As defined in the covenants for the bonds issued by MAALP.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period ended December 31, 2023.

A reconciliation of Net Debt to Unsecured notes payable and Secured notes payable and a reconciliation of Adjusted EBITDAre to Net income, along with discussion of the components of Net Debt and Adjusted EBITDAre, can be found later in this release.

Corporate Sustainability

As of the end of 2023, MAA’s corporate initiatives have led to significant progress in key sustainability performance areas. We have achieved a 25% reduction in energy use intensity (EUI) and a 35% reduction in GHG emissions intensity (GEI) from our 2018 baseline, meeting our goals before our original 2028 target. Additionally, we have updated 62% of our portfolio to all LED lighting to maximize energy efficiency and now have 31 green-certified communities, approximately 10% of MAA’s portfolio, with more in the pipeline. After achieving targets from our 2018 baseline, we have now re-established a target to further reduce EUI and GEI by 10% percent by 2028, respectively.

We also have several community engagement efforts underway and have reported our progress through our annual Corporate Sustainability Report, CDP disclosure, and GRESB assessment, the latter of which we have now improved year over year since our first submission in 2020. We will continue to focus on deepening engagement and building an integrated pathway for sustainability, an integral component of our continued resiliency, that creates a positive impact for our residents, associates, and investors.

120th Consecutive Quarterly Common Dividend Declared

MAA declared its 120th consecutive quarterly common dividend, which will be paid on January 31, 2024 to holders of record on January 12, 2024. The current annual dividend rate is $5.88 per common share, an increase of 5% from the immediately prior rate. The timing and amount of future dividends will depend on actual cash flows from operations, MAA’s financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and other factors as MAA’s Board of Directors deems relevant. MAA’s Board of Directors may modify the dividend policy from time to time.

2024 Earnings and Same Store Portfolio Guidance

MAA is providing initial 2024 guidance for Earnings per diluted common share, Core FFO per diluted Share and Core AFFO per diluted Share, along with its expectations for growth in Property revenue, Property operating expense and NOI for the Same Store Portfolio in 2024. MAA expects to update its 2024 Earnings per diluted common share, Core FFO per diluted Share and Core AFFO per diluted Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP financial measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP financial measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2024 Guidance	Full Year 2024
Earnings:	Range	Midpoint
Earnings per common share - diluted	$4.45 to $4.85	$4.65
Core FFO per Share - diluted	$8.68 to $9.08	$8.88
Core AFFO per Share - diluted	$7.72 to $8.12	$7.92

MAA Same Store Portfolio:
Property revenue growth	0.15% to 1.65%	0.90%
Property operating expense growth	4.10% to 5.60%	4.85%
NOI growth	-2.80% to 0.20%	-1.30%

A reconciliation of the full year 2023 Earnings per diluted common share and Core FFO per diluted Share to the midpoint of the initial 2024 guidance is provided on page S-11 of the Supplemental Data to this release. The projected year-over-year change in our Core FFO per diluted Share is primarily driven by higher interest expense as a result of incremental borrowings related to our acquisition activities in 2023, development activities and debt refinancing.

MAA expects Core FFO for the first quarter of 2024 to be in the range of $2.12 to $2.28 per diluted Share, or $2.20 per diluted Share at the midpoint. MAA does not forecast Earnings per diluted common share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Supplemental Material and Conference Call

Supplemental Data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on February 8, 2024, at 9:00 AM Central Time. The conference call-in number is (800)-343-4849. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of December 31, 2023, MAA had ownership interest in 102,662 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “proforma,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;
•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates,or at all, losses due to uninsured risks, deductibles and self-insured retention, or losses from catastrophes in excess of our coverage limits;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;
•
the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather and natural disasters;
•
disease outbreaks and other public health events and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events;
•
impact of climate change on our properties or operations;
•
legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press or social media postings of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Rental and other property revenues	$542,247	$527,965	$2,148,468	$2,019,866

Net income available for MAA common shareholders	$159,554	$192,699	$549,118	$633,748

Total NOI (1)	$350,465	$346,791	$1,380,327	$1,296,172

Earnings per common share: (2)
Basic	$1.37	$1.67	$4.71	$5.49
Diluted	$1.37	$1.67	$4.71	$5.48

Funds from operations per Share - diluted: (2)
FFO (1)	$2.53	$2.12	$9.39	$8.20
Core FFO (1)	$2.32	$2.32	$9.17	$8.50
Core AFFO (1)	$2.10	$2.20	$8.24	$7.67

Dividends declared per common share	$1.4700	$1.4000	$5.6700	$4.9875

Dividends/Core FFO (diluted) payout ratio	63.4%	60.3%	61.8%	58.7%
Dividends/Core AFFO (diluted) payout ratio	70.0%	63.6%	68.8%	65.0%

Consolidated interest expense	$38,579	$38,084	$149,234	$154,747
Mark-to-market debt adjustment	—	13	25	(77)
Debt discount and debt issuance cost amortization	(1,287)	(1,528)	(5,849)	(5,985)
Capitalized interest	3,311	2,582	12,376	8,728
Total interest incurred	$40,603	$39,151	$155,786	$157,413

Amortization of principal on notes payable	$—	$358	$854	$1,401
(1)
A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	December 31, 2023	December 31, 2022
Gross Assets (1)	$16,349,193	$15,543,912
Gross Real Estate Assets (1)	$16,089,909	$15,336,793
Total debt	$4,540,225	$4,414,903
Common shares and units outstanding	119,838,096	118,645,269
Share price	$134.46	$156.99
Book equity value	$6,299,122	$6,210,419
Market equity value	$16,113,430	$18,626,121
Net Debt/Adjusted EBITDAre (2)	3.6x	3.7x
(1)
A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) Net Debt to Unsecured notes payable and Secured notes payable; and (ii) EBITDA, EBITDAre and Adjusted EBITDAre to Net income.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data (Unaudited)	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Revenues:
Rental and other property revenues	$542,247	$527,965	$2,148,468	$2,019,866
Expenses:
Operating expenses, excluding real estate taxes and insurance	113,672	106,594	461,540	435,108
Real estate taxes and insurance	78,110	74,580	306,601	288,586
Depreciation and amortization	140,888	138,237	565,063	542,998
Total property operating expenses	332,670	319,411	1,333,204	1,266,692
Property management expenses	17,467	17,034	67,784	65,463
General and administrative expenses	15,249	14,742	58,578	58,833
Interest expense	38,579	38,084	149,234	154,747
Loss (gain) on sale of depreciable real estate assets	1	(82,799)	62	(214,762)
Gain on sale of non-depreciable real estate assets	—	—	(54)	(809)
Other non-operating (income) expense	(27,219)	23,465	(31,185)	42,713
Income before income tax expense	165,500	198,028	570,845	646,989
Income tax (expense) benefit	(1,148)	458	(4,744)	6,208
Income from continuing operations before real estate joint venture activity	164,352	198,486	566,101	653,197
Income from real estate joint venture	516	450	1,730	1,579
Net income	164,868	198,936	567,831	654,776
Net income attributable to noncontrolling interests	4,392	5,315	15,025	17,340
Net income available for shareholders	160,476	193,621	552,806	637,436
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Net income available for MAA common shareholders	$159,554	$192,699	$549,118	$633,748

Earnings per common share - basic:
Net income available for common shareholders	$1.37	$1.67	$4.71	$5.49

Earnings per common share - diluted:
Net income available for common shareholders	$1.37	$1.67	$4.71	$5.48

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net Income Shares (1)
Weighted average common shares - basic	116,646	115,398	116,521	115,344
Effect of dilutive securities	87	251	124	239
Weighted average common shares - diluted	116,733	115,649	116,645	115,583
Funds From Operations Shares And Units
Weighted average common shares and units - basic	119,791	118,568	119,674	118,538
Weighted average common shares and units - diluted	119,837	118,646	119,722	118,618
Period End Shares And Units
Common shares at December 31,	116,694	115,480	116,694	115,480
Operating Partnership units at December 31,	3,144	3,165	3,144	3,165
Total common shares and units at December 31,	119,838	118,645	119,838	118,645
(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA’s Annual Report on Form 10-K for the year ended December 31, 2023, expected to be filed with the SEC on or about February 9, 2024.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands (Unaudited)
	December 31, 2023	December 31, 2022
Assets
Real estate assets:
Land	$2,031,403	$2,008,364
Buildings and improvements and other	13,515,949	12,841,947
Development and capital improvements in progress	385,405	332,035
	15,932,757	15,182,346
Less: Accumulated depreciation	(4,864,690)	(4,302,747)
	11,068,067	10,879,599
Undeveloped land	73,861	64,312
Investment in real estate joint venture	41,977	42,290
Real estate assets, net	11,183,905	10,986,201

Cash and cash equivalents	41,314	38,659
Restricted cash	13,777	22,412
Other assets	245,507	193,893
Total assets	$11,484,503	$11,241,165

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,180,084	$4,050,910
Secured notes payable	360,141	363,993
Accrued expenses and other liabilities	645,156	615,843
Total liabilities	5,185,381	5,030,746

Redeemable common stock	19,167	20,671

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,168	1,152
Additional paid-in capital	7,399,921	7,202,834
Accumulated distributions in excess of net income	(1,298,263)	(1,188,854)
Accumulated other comprehensive loss	(8,764)	(10,052)
Total MAA shareholders’ equity	6,094,071	6,005,089
Noncontrolling interests - Operating Partnership units	163,128	163,595
Total shareholders’ equity	6,257,199	6,168,684
Noncontrolling interests - consolidated real estate entities	22,756	21,064
Total equity	6,279,955	6,189,748
Total liabilities and equity	$11,484,503	$11,241,165

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income available for MAA common shareholders	$159,554	$192,699	$549,118	$633,748
Depreciation and amortization of real estate assets	139,437	136,469	558,969	535,835
Loss (gain) on sale of depreciable real estate assets	1	(82,799)	62	(214,762)
MAA’s share of depreciation and amortization of real estate assets of real estate joint venture	159	155	615	621
Net income attributable to noncontrolling interests	4,392	5,315	15,025	17,340
FFO attributable to common shareholders and unitholders	303,543	251,839	1,123,789	972,782
(Gain) loss on embedded derivative in preferred shares (1)	(20,391)	10,743	(18,528)	21,107
Gain on sale of non-depreciable real estate assets	—	—	(54)	(809)
(Gain) loss on investments, net of tax (1)(2)	(2,928)	4,786	(3,531)	35,822
Casualty related charges (recoveries), net (1)(3)	392	(759)	980	(29,930)
(Gain) loss on debt extinguishment (1)	—	—	(57)	47
Legal (recoveries), costs and settlements, net (1)	(2,854)	8,000	(4,454)	8,535
COVID-19 related costs (1)	—	73	—	575
Mark-to-market debt adjustment (4)	—	(13)	(25)	77
Core FFO attributable to common shareholders and unitholders	277,762	274,669	1,098,120	1,008,206
Recurring capital expenditures	(26,318)	(13,825)	(111,685)	(98,168)
Core AFFO attributable to common shareholders and unitholders	251,444	260,844	986,435	910,038
Redevelopment capital expenditures	(20,735)	(23,755)	(98,177)	(101,035)
Revenue enhancing capital expenditures	(20,455)	(26,472)	(71,623)	(65,572)
Commercial capital expenditures	(2,382)	(1,938)	(6,922)	(4,692)
Other capital expenditures	(8,563)	(9,822)	(31,672)	(23,595)
FAD attributable to common shareholders and unitholders	$199,309	$198,857	$778,041	$715,144

Dividends and distributions paid	$167,768	$148,306	$669,388	$554,532

Weighted average common shares - diluted	116,733	115,649	116,645	115,583
FFO weighted average common shares and units - diluted	119,837	118,646	119,722	118,618

Earnings per common share - diluted:
Net income available for common shareholders	$1.37	$1.67	$4.71	$5.48

FFO per Share - diluted	$2.53	$2.12	$9.39	$8.20
Core FFO per Share - diluted	$2.32	$2.32	$9.17	$8.50
Core AFFO per Share - diluted	$2.10	$2.20	$8.24	$7.67
(1)
Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended December 31, 2023, gain on investments is presented net of tax expense of $0.8 million and $0.9 million, respectively. For the three and twelve months ended December 31, 2022, loss on investments is presented net of tax benefit of $1.3 million and $9.5 million, respectively.
(3)
For the three and twelve months ended December 31, 2022, MAA recognized a gain of $1.4 million and $29.0 million, respectively, from the receipt of insurance proceeds that exceeded its casualty losses related to winter storm Uri.
(4)
Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net income available for MAA common shareholders	$159,554	$109,810	$192,699	$549,118	$633,748
Depreciation and amortization	140,888	146,702	138,237	565,063	542,998
Property management expenses	17,467	16,298	17,034	67,784	65,463
General and administrative expenses	15,249	13,524	14,742	58,578	58,833
Interest expense	38,579	36,651	38,084	149,234	154,747
Loss (gain) on sale of depreciable real estate assets	1	75	(82,799)	62	(214,762)
Gain on sale of non-depreciable real estate assets	—	—	—	(54)	(809)
Other non-operating (income) expense	(27,219)	16,493	23,465	(31,185)	42,713
Income tax expense (benefit)	1,148	(209)	(458)	4,744	(6,208)
Income from real estate joint venture	(516)	(447)	(450)	(1,730)	(1,579)
Net income attributable to noncontrolling interests	4,392	3,000	5,315	15,025	17,340
Dividends to MAA Series I preferred shareholders	922	922	922	3,688	3,688
Total NOI	$350,465	$342,819	$346,791	$1,380,327	$1,296,172

Same Store NOI	$329,819	$324,745	$329,458	$1,306,939	$1,232,893
Non-Same Store and Other NOI	20,646	18,074	17,333	73,388	63,279
Total NOI	$350,465	$342,819	$346,791	$1,380,327	$1,296,172

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$164,868	$198,936	$567,831	$654,776
Depreciation and amortization	140,888	138,237	565,063	542,998
Interest expense	38,579	38,084	149,234	154,747
Income tax expense (benefit)	1,148	(458)	4,744	(6,208)
EBITDA	345,483	374,799	1,286,872	1,346,313
Loss (gain) on sale of depreciable real estate assets	1	(82,799)	62	(214,762)
Adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates	339	338	1,350	1,357
EBITDAre	345,823	292,338	1,288,284	1,132,908
(Gain) loss on embedded derivative in preferred shares (1)	(20,391)	10,743	(18,528)	21,107
Gain on sale of non-depreciable real estate assets	—	—	(54)	(809)
(Gain) loss on investments (1)	(3,704)	6,068	(4,449)	45,357
Casualty related charges (recoveries), net (1)(2)	392	(759)	980	(29,930)
(Gain) loss on debt extinguishment (1)	—	—	(57)	47
Legal (recoveries), costs and settlements, net (1)	(2,854)	8,000	(4,454)	8,535
COVID-19 related costs (1)	—	73	—	575
Adjusted EBITDAre	$319,266	$316,463	$1,261,722	$1,177,790
(1)
Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended December 31, 2022, MAA recognized a gain of $1.4 million and $29.0 million, respectively, from the receipt of insurance proceeds that exceeded its casualty losses related to winter storm Uri.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	December 31, 2023	December 31, 2022
Unsecured notes payable	$4,180,084	$4,050,910
Secured notes payable	360,141	363,993
Total debt	4,540,225	4,414,903
Cash and cash equivalents	(41,314)	(38,659)
1031(b) exchange proceeds included in Restricted cash (1)	—	(9,186)
Net Debt	$4,498,911	$4,367,058
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	December 31, 2023	December 31, 2022
Total assets	$11,484,503	$11,241,165
Accumulated depreciation	4,864,690	4,302,747
Gross Assets	$16,349,193	$15,543,912

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	December 31, 2023	December 31, 2022
Real estate assets, net	$11,183,905	$10,986,201
Accumulated depreciation	4,864,690	4,302,747
Cash and cash equivalents	41,314	38,659
1031(b) exchange proceeds included in Restricted cash (1)	—	9,186
Gross Real Estate Assets	$16,089,909	$15,336,793
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, casualty related (recoveries) charges, net, gain or loss on debt extinguishment, legal (recoveries), costs and settlements, net and COVID-19 related costs. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Because net income attributable to noncontrolling interests is added back, Core AFFO, when used in this release, represents Core AFFO attributable to common shareholders and unitholders. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, net of tax, casualty related (recoveries) charges, net, gain or loss on debt extinguishment, legal (recoveries), costs and settlements, net, COVID-19 related costs, mark-to-market debt adjustments and other non-core items. Because net income attributable to noncontrolling interests is added back, Core FFO, when used in this release, represents Core FFO attributable to common shareholders and unitholders. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable assets and adjustments to reflect MAA’s share of EBITDAre of an unconsolidated affiliate. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending, property acquisitions, capital expenditures relating to significant casualty losses that management expects to be reimbursed by insurance proceeds and corporate related capital expenditures. Because net income attributable to noncontrolling interests is added back, FAD, when used in this release, represents FAD attributable to common shareholders and unitholders. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gain or loss on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this release, represents FFO attributable to common shareholders and unitholders. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (Continued)

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI includes storm-related expenses related to hurricanes. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI excludes storm-related expenses related to hurricanes. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been disposed of or identified for disposition, communities that have experienced a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Resident Turnover

Resident turnover represents resident move outs excluding transfers within the Same Store Portfolio as a percentage of expiring leases on a rolling twelve month basis as of the end of the reported quarter.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have experienced a significant casualty loss are also excluded from the Same Store Portfolio.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com